EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RADIAN GROUP INC.

Radian Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 6, 1991, under the name “CMAC Investment Corporation.” The initial Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 20, 1992 under the name “CMAC Investment Corporation.” Certificates of Designation were filed with the Secretary of State of Delaware of October 29, 1992 and on May 1, 1998 under the name “CMAC Investment Corporation.” A Certificate of Merger was filed with the Secretary of State of Delaware on June 9, 1999, merging Amerin Corporation, a Delaware corporation, with and into CMAC Investment Corporation under the name “Radian Group Inc.,” and further amending and restating the Certificate of Incorporation. A Certificate of Amendment was filed with the Secretary of State of Delaware on June 14, 2001 under the name “Radian Group Inc.” A Certificate of Designations was filed with the Secretary of State of Delaware on October 7, 2002 under the name “Radian Group Inc.”

SECOND: The Corporation now desires to further amend and restate its existing Amended and Restated Certificate of Incorporation, incorporating all subsequent amendments and designations and further amending such certificate.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the following officers of the Corporation this 11th day of May, 2004.

RADIAN GROUP INC.

By:	/s/ Frank P. Filipps
Frank P. Filipps, Chairman and
Chief Executive Officer

ATTEST:

By:	/s/ Howard S. Yaruss
Howard S. Yaruss, Executive Vice President,
Secretary and General Counsel

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RADIAN GROUP INC.

FIRST: CORPORATE NAME. The name of the corporation is Radian Group Inc. (hereinafter referred to as the “Corporation”).

SECOND: REGISTERED OFFICE. The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: CORPORATE PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: CAPITAL STOCK.

4.1 Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is two hundred twenty million (220,000,000) shares of capital stock, of which two hundred million (200,000,000) shares shall be Common Stock, par value $.001 per share (“Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, par value $.001 per share (“Preferred Stock”).

The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

4.2 Common Stock.

(a)	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors in accordance with this Article FOURTH.

(b)	Voting. Each holder of Common Stock shall be entitled to one vote for each share thereof held by such holder for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(c)	Dividends. Dividends may be declared and paid on the Common Stock from assets lawfully available therefore as and when determined by the Board of Directors, subject to any preferential dividend rights of any then outstanding Preferred Stock.

(d)	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

4.3 Authority of Board of Directors to Fix Terms of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have the full authority permitted by law to establish one or more series and the number of shares constituting each such series and to fix by resolution full or limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the Preferred Stock that may be desired. Subject to the limitation on the total number of shares of Preferred Stock which the Corporation has authority to issue hereunder, the Board of Directors is also authorized to increase or decrease the number of shares of any series, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: Board of Directors.

5.1 Number; Election. The Board of Directors of the Corporation shall consist of such number of directors, which number shall not be less than 9 or more than 14, as shall be fixed from time to time by resolution of the Board of Directors. Notwithstanding the original length of the term to which any director of the Corporation was elected prior to the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the terms of office of all directors who hold office immediately prior to the closing of the polls for the election of directors at the annual meeting of stockholders of the Corporation held in 2005 shall expire at such time. At each annual meeting of stockholders beginning with the annual meeting of stockholders of the Corporation held in 2005, the Board of Directors shall not be classified, and the directors of the Corporation, other than those who may be elected by the holders of any then outstanding Preferred Stock, shall be elected by the stockholders entitled to vote at such meeting, and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, subject to their prior death, resignation or removal from office.

5.2 Qualifications. No person shall be appointed or elected a director of the Corporation unless:

(a)	such person is elected to fill a vacancy in the Board of Directors (including any vacancy resulting from any increase in the authorized number of directors) by a vote of the majority of the Board of Directors then in office, and any director so elected shall hold office until the next election of the Board of Directors and until a successor shall have been elected and qualified, subject to such director’s prior death, resignation or removal from office; or

(b)	the name of such person, together with such consents and information concerning present and prior occupations, transactions with the Corporation or its subsidiaries and other matters as may at the time be required by or pursuant to the By-laws, shall have been filed with the Secretary of the Corporation no later than a time determined by or pursuant to the By-laws immediately preceding the annual or special meeting at which such person intends to be a candidate for director.

5.3 Removal of Directors. Directors of the Corporation may only be removed for cause by a vote of the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors. No decrease or increase in the size of the Board of Directors shall shorten or otherwise affect the term of any incumbent director.

5.4 Elections of Directors. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SIXTH: BY-LAWS. The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

SEVENTH: LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended or supplemented to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended or supplemented from time to time. Any repeal or modification of this Article SEVENTH shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended or supplemented from time to time, indemnify any and all past, present and future directors and officers of the Corporation from and against any and all costs, expenses (including attorneys’ fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation, including service with respect to an employee benefit plan. The right of indemnification provided in this Article EIGHTH shall not be exclusive, and shall be in addition to any rights to which any person may otherwise be entitled by law, under the By-laws of the Corporation, or under any agreement, vote of stockholders or directors, or otherwise. Any repeal or modification of this Article EIGHTH shall be prospective only, and shall not adversely affect the rights of any person referred to in this Article EIGHTH for or with respect to acts or omissions occurring prior to such repeal or modification.

NINTH: AMENDMENTS. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation

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